Exhibit 23

               CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Mid-America Bancorp:


We consent to incorporation by reference in the Registration Statements No. 2-92270, No. 2-99495, No. 33-42989, and No. 333-
45091 on Forms S-8 of Mid-America Bancorp of our report dated January 12, 2000, relating to the consolidated balance sheets of Mid-America Bancorp and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the 1999 annual report to shareholders, which is incorporated by reference in the December 31, 1999 annual report on Form 10-K of Mid-America Bancorp.



Louisville, Kentucky                    /s/ KPMG LLP
March 27, 2000

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